T-MOBILE US, INC.

EXECUTIVE CONTINUITY PLAN

(As Amended and Restated Effective as of January 1, 2014)

T-MOBILE US, INC.
EXECUTIVE CONTINUITY PLAN
As Amended and Restated Effective as of January 1, 2014

Article 1. Purpose

The Compensation Committee of T-Mobile US, Inc. has approved this amended and restated Executive Continuity Plan effective as of January 1, 2014 for certain employees of the Company and Affiliates with whom T-Mobile US, Inc. enters into Agreements Regarding Executive Continuity Benefits. The Executive Continuity Benefits are intended as a vehicle to help retain, incent and focus highly qualified executives.

Article 2. Definitions
Whenever used in connection with this Plan, the following terms shall have the meanings set forth below.
2.1 Affiliate means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, including, without limitation, any Subsidiary.
2.3 Agreement Regarding Executive Continuity Benefits means an agreement between a Participant and T-Mobile US, Inc., substantially in the form attached as APPENDIX A, which provides for benefits under this Plan.
2.4 Annual Plan means the Company’s Annual Short-Term Incentive Plan for any calendar year (specifically excluding any other incentive plans, including but not limited to the 2011 Long-Term Incentive Plan, and any other bonus plan established by T-Mobile US, Inc. under which Participant is eligible for bonuses).
2.5 Base Salary means the greater of (1) Participant’s annual base salary immediately prior to the termination of Participant by the Company and Affiliates, or their respective Successors or (2) Participant’s annual base salary immediately prior to a Change in Control.
2.6 Board means the Board of Directors of T-Mobile US, Inc.
2.7 Cause means any one or more of the following: (i) Participant’s gross neglect or willful material breach of Participant’s principal employment responsibilities or duties, (ii) a final judicial adjudication that Participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company or any of its Affiliates), (iii) Participant’s breach of any non-competition or confidentiality covenant between Participant and the Company or any Affiliate of the Company, (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of Participant’s employment with the Company or any of its Affiliates, (v) the material breach by Participant of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates and which is demonstrably injurious to the Company or Affiliate.
2.8 Change in Control is defined as that term is defined in the Omnibus Incentive Plan.
2.9 Code means the Internal Revenue Code of 1986, as amended.
2.10 Company means T-Mobile US, Inc.
2.11 Compensation Committee means the compensation committee of the Board, as appointed by the Board.
2.12 Constructive Termination or Good Reason means the occurrence, after a Change in Control, of a “Constructive Termination” or “Good Reason” condition as defined in the Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Constructive Termination” or “Good Reason” means the occurrence, after a Change in Control, of any of the following conditions about which the Participant notifies the Company within not more than 90 days after initial existence and which the Company does not cure within 30 days of such notice: (i) a material diminution in the Participant’s duties, authority or responsibilities; (ii) a material reduction in the Participant’s Base Salary, target short-term incentive, or target long-term incentive opportunity as in effect immediately prior to the Change in Control, except for across-

the-board salary reductions based on the Company and Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; (iii) a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the Participant was entitled immediately prior to a Change in Control with the result that the Participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees; (iv) the relocation of the office at which the Participant was principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or the Participant being required to be based anywhere other than such office, except to the extent the Participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations at the time of the Change in Control; or (v) such other event, if any, as is set forth in a Participant’s Agreement Regarding Executive Continuity Benefits.
2.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended.
2.14 Executive Continuity Benefits mean the benefits under Sections 4.1 of the Plan.
2.15 Omnibus Incentive Plan means the T-Mobile US, Inc. 2013 Omnibus Incentive Plan as may be amended or any successor plan.
2.16 Participant means an employee of the Company or Affiliate who (1) is eligible under Article 3, (2) has entered into an Agreement Regarding Executive Continuity Benefits with the Company and (3) is employed as a Vice President or above with the Company or Affiliate within 120 days before a Change in Control.
2.17 Plan means this T-Mobile US, Inc. Executive Continuity Plan, as amended and restated effective January 1, 2014, and subsequently amended from time to time.
2.18 Plan Administrator means the Board or the Compensation Committee or their designee, as the Board shall determine.
2.19 Protection Period means (i) the twenty-four (24) month period after a Change in Control in the case of a Participant who is an Executive Vice President or above (i.e., Level 1 or Level 2 employee) as of the Change in Control or (ii) the twelve (12) month period after a Change in Control in the case of a Participant who is a Vice President or Senior Vice President (i.e., Level 3 or Level 4 employee) as of the Change in Control. Notwithstanding the foregoing to the contrary, in no event will the Protection Period for a Participant be less than 12 months.
2.20 Release Agreement means a general waiver, release and agreement substantially in the form of the General Release attached hereto as APPENDIX B.
2.21 Severance Payment Multiplier means the factor that will be used to determine a Participant’s Executive Continuity Benefits under Section 4.1, which is based on the title held by the Participant as of the date of the Change in Control. The multiplier for Participants under this Plan who are Executive Vice Presidents or above (i.e., Level 1 and Level 2 employees) is 2. The multiplier for Vice Presidents and Senior Vice Presidents (i.e., Level 3 and Level 4 employees) is 1. Notwithstanding any of the forgoing to contrary, in no event will the multiplier for a Participant be less than 1.
2.22 Subsidiary means as defined in the Omnibus Incentive Plan.
2.23 Successor means the entity that is the survivor upon a Change in Control or otherwise becomes bound to the obligations of the Company or Affiliate by operation of law.
2.24 Target Percentage means the percentage of Base Salary used to establish the Participant’s total award potential under the Annual Plan, as though the Company (or Affiliate) and the Participant achieve their respective target performance objectives established under the applicable Annual Plan.
2.25 Termination Date means the date on which the Participant’s employment with the Company and its Affiliates ceases.
2.26 Transaction Agreement means a definitive written agreement that commits the signatories to a Change in Control involving the Company, pursuant to which the Change in Control contemplated in the Transaction Agreement actually occurs (including such agreements that contain conditions precedent to closing, but not including non-binding letters of intent or other similar non-binding expressions of interest).

Article 3. Eligibility for Executive Continuity Benefits
Only those employees of the Company and Affiliates selected by the Plan Administrator, in its sole and absolute discretion, shall be Participants in this Plan. An Agreement Regarding Executive Continuity Benefits must be executed by an authorized signatory of T-Mobile US, Inc. and duly delivered to and executed by the Participant prior to the Company entering into the Transaction Agreement relating to the Change in Control or on such later date as is approved by the Plan Administrator. A Participant in this Plan may become entitled to Executive Continuity Benefits hereunder only in accordance with Article 4 of this Plan. Participants who move to a position below the Vice President level more than 120 days before a Change in Control will no longer be eligible under this Plan.
Article 4. Change in Control Benefits
4.1 Involuntary Termination Without Cause and Constructive Termination. If the Participant’s employment with the Company and Affiliates is terminated within the applicable Protection Period, and such termination is (i) by the Company and Affiliates without Cause, or (ii) by the Participant as a result of a Constructive Termination, the Participant shall be entitled to receive a severance payment equal to the sum of:
(a) The Participant’s Severance Payment Multiplier multiplied by the Participant’s Base Salary; plus
(b) The Participant’s Severance Payment Multiplier multiplied by the greater of: (1) Participant’s Target Percentage under the applicable Annual Plan at the time of termination of such Participant or (2) Participant’s Target Percentage under the applicable Annual Plan immediately prior to the Change in Control.
If the Participant delivers a signed Release Agreement and the revocation period has lapsed, the severance payment shall be paid to the Participant in a single lump sum cash payment within sixty (60) calendar days after the Participant’s Termination Date; provided however, if the 60-day period covers two taxable years, it will be paid in the later taxable year.

Article 5. Conditions and Limitations on Payment of Benefits
5.1 Release Agreement. In order for the Participant to receive Executive Continuity Benefits under Section 4.1, the Participant (or, if the Participant is disabled or deceased, its estate, guardian or representative) must execute and deliver a Release Agreement to Successor prior to and as a condition to receiving payments pursuant to this Plan.
5.2    Other Benefits. The Company may maintain other severance plans or may have entered into or enter into in the future other agreements with certain employees which contain severance provisions or other rights (collectively “Other Severance Arrangements”). The Severance Payments pursuant to Section 4.1 hereof shall be reduced by any cash severance payments otherwise required to be provided to the Participant in connection with Participant’s termination of employment pursuant to such Other Severance Arrangements, provided however, that for purposes of this Section 5.2, any severance provisions or other rights or payments to which Participant may be eligible under the Omnibus Incentive Plan and 2011 Long-Term Incentive Plan, as amended, shall not be interpreted as Other Severance Arrangements and any Severance Payments made pursuant to Section 4.1 shall not be reduced by any cash severance payments under the Omnibus Incentive Plan and 2011 Long-Term Incentive Plan. Furthermore, the Severance Payments pursuant to Section 4.1 shall not be reduced by payments under any other long term incentive plan or bonus plan.
5.3 No Benefits on Other Termination. If (a) the Participant voluntarily terminates employment with the Company and Affiliates (other than in a Constructive Termination), (b) the Company and Affiliates terminate the Participant’s employment for Cause, or (c) the Participant’s employment with the Company and Affiliates terminates by reason of his or her disability or death, then the Participant shall not be entitled to receive Executive Continuity Benefits pursuant to this Plan; provided, however that in the event that the Participant’s employment terminates by reason of his or her disability or death which occurs after (i) the Change in Control occurs and (ii) the Participant has been informed in writing that he or she will be terminated (other than for Cause), such Participant or the Participant’s estate shall be entitled to the benefits set forth in Section 4.1 above.

Article 6. Tax Cap/Golden Parachute
In the event any Executive Continuity Benefit payable to a Participant hereunder constitutes a “parachute payment” under Section 280G of the Code, the Participant’s benefits under Article 4 shall be either:

(i)	delivered in full, or

(ii)	delivered to such lesser extent as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by Participant on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article 6, including the manner and amount of any reduction in the Participant’s benefits under Article 4, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”).
For purposes of making the calculations required by this Article 6, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Article. The Accounting Firm shall provide its written report to the Company and the Participant and shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Article 6.
Article 7. Funding Policy and Method
Benefits and any administrative expenses arising in connection with this Plan shall be paid as needed solely from the general assets of the Company. No contributions are required from any Participant. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Participants’ rights against the Company with respect to severance and other benefits provided under this Plan shall be those of general unsecured creditors.
Article 8. Employment Status; Withholding
8.1 Employment Status. This Plan and the Agreement Regarding Executive Continuity Benefits do not constitute a contract of employment or impose on the Company and Affiliates any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the Company or Affiliate’s policies regarding termination of employment. Unless the Participant has a written and duly executed employment agreement with the Company or Affiliate that indicates otherwise, the Participant’s employment is and shall continue to be “at-will,” as defined under applicable law.
8.2 Withholding Taxes. Payments hereunder are subject to all applicable taxes and withholding.
Article 9. Successors to Company
As part of any Change in Control, Successor shall be obligated and, as a condition of closing, caused to assume the obligations under this Plan and to perform the obligations hereunder which assumption shall be evidenced by an agreement in writing.
Article 10. Duration, Amendment and Termination
The Plan Administrator has the discretionary authority to terminate this Plan or to amend this Plan in any respect (subject to the limitations set forth below), in which event the Company shall give written notice to the Participant within forty-five (45) days after the Plan Administrator’s action; provided, however, that, within the applicable Protection Period, no termination or amendment of the Plan that negatively affects the rights or benefits of such Participant shall be effective, and the Participant may not be disqualified, without such Participant’s consent thereto. Notwithstanding the foregoing, no addition, amendment, modification, repeal, termination, or suspension of this Plan shall adversely affect, in any way, the rights or benefits of any employee who has become a Participant under the Plan prior to the date such addition, amendment, modification, repeal, termination or suspension occurs.
Article 11. Notice and Claims
11.1 General. Notices and all other communications contemplated under this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Executive Vice President & General Counsel. The address of the Company is currently as follows:
T-Mobile US, Inc.
Attn: Executive Vice President & General Counsel
12920 SE 38th St.
Bellevue, WA 98006

11.2 Claims. All claims for benefits by the Participant must be made by notice in writing to the Company’s Successor. In the event any claim for benefits by the Participant is denied, in whole or in part, the Company shall notify the Participant of such denial in writing. Such written notice shall set forth the specific reasons for the denial and shall be given to the claimant within forty-five (45) days after the Company’s Successor receives his or her written claim for Executive Continuity Benefits.
11.3 Notice by the Participant of Constructive Termination by the Company’s Successor. In the event that a Participant believes he or she has suffered Constructive Termination after a Change of Control, the Participant shall give written notice to the Successor that such Constructive Termination has occurred. The Participant shall give such notice no later than sixty (60) days following the date on which Participant has actual knowledge that such Constructive Termination occurred (i.e., within 60 days that the Company fails to cure the Constructive Termination condition the Participant asserted). The notice shall provide the specific provision or provisions in this Plan upon which the Participant relied in making his or her claim; and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such claim. The failure by the Participant to include in the notice any fact or circumstance that contributes to a showing of Constructive Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder. The Successor must respond in writing within forty-five (45) days after the Participant’s notice is given, either (i) agreeing with Participant’s claim of Constructive Termination, or (ii) indicating the specific reason or reasons for its denial of Participant’s claim under this Plan. In the event the Successor denies the Participant's claim under the Plan, the Participant shall have the right to either (i) continue his or her employment and pursue his or her claim for benefits under the Plan by reason of Constructive Termination pursuant to appeal rights under Section 12.3 and arbitration conducted in accordance with Section 11.4 (i), provided that such arbitration shall be commenced by the Participant within fifteen (15) days of the Successor’s denial of the final appeal pursuant to Section 12.3 below and must be completed within sixty (60) days of its commencement or (ii) terminate his or her employment and pursue Participant's claim for benefits under the Plan by reason of Constructive Termination pursuant to appeal rights under Section 12.3, and then either to arbitration conducted in accordance with Section 11.4 (i) or in a court of competent jurisdiction pursuant to Section 11.4 (ii).
11.4 Participant’s Remedies; Venue. In the event of any dispute or controversy between the Participant and the Company with respect to Executive Continuity Benefits, the Participant may elect (i) by written notice to the Company to have such dispute or controversy submitted to final and binding arbitration in King County, Seattle, Washington; or (ii) to pursue his or her remedies at law or in equity in an action or proceeding in a court of competent jurisdiction. If the Participant elects arbitration, such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA") then in effect; provided arbitration shall commence within fifteen (15) days after Participant's written notice of election and shall be completed within sixty (60) days after its commencement. Venue for action in court shall be exclusively in King County, Washington. The election made by the Participant under this Section 11.4 shall be the sole and exclusive remedy of the parties for any dispute or controversy arising under this Plan.
11.5 Attorneys' Fees and Costs. In the event that a dispute regarding benefits arises between the Company or Plan Administrator and the Participant or, in the case of the Participant's death, his or her beneficiary or estate, and such dispute is resolved through arbitration or litigation in court, the Arbitrator or court shall have the right to direct that all or a portion of the prevailing party’s reasonable attorneys' fees and costs incurred in such action be paid by the other party.
Article 12. Administration of Plan
12. 1 Administrative Procedures. The Plan Administrator, in accordance with the terms and intent of the Plan, shall administer the Plan and shall have full discretionary authority to interpret, construe and apply its provision and to make determinations as to the Participant's rights to participate in the Plan and the timing and amount of benefits, if any, owed to the Participant (or, in the case of the Participant's death, his or her beneficiary or estate). The Plan Administrator, in accordance with the terms and intent of the Plan, shall further adopt such rules and regulations, as it may deem necessary or advisable for the administration of the Plan.

12. 2 Benefit Determinations. Within forty-five (45) days following the Participant's termination from the Company, the Plan Administrator or its designee shall notify Participant of his or her eligibility or non-eligibility for benefits under the Plan. If the Plan Administrator determines that the Participant is not eligible for benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Participant to perfect his or her claim, and a description of why it is needed; and (iv) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed.
12.3 Appeal. If the Plan Administrator determines that the Participant is not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within sixty (60) days after receipt of the benefit determination notice issued by the Plan Administrator. Participant's petition shall state the specific reasons that the Participant believes entitle him or her to benefits or to greater or different benefits. The Plan Administrator shall promptly, but not later than forty-five (45) days after receipt of the petition, notify the Participant in writing of its decision on the appeal. Such notice shall be written in a manner calculated to be understood by the Participant, and shall state specifically the basis of the Plan Administrator's decision and the specific provisions of the Plan on which the decision is based. The Plan Administrator's decision on appeal shall be a final administrative determination on the claim. Should the Participant remain dissatisfied with the Plan Administrator's determination, Participant shall have the right to seek resolution of the dispute pursuant to the provisions of Section 11.4 hereof.
Article 13. ERISA Rights
Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
13.1 Receive Information About Your Plan and Benefits. Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions. Obtain copies of all documents governing the operation of the Plan and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
13. 2 Prudent Action by Plan Fiduciaries. In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Participants and their beneficiaries. No one, including the Company, may fire or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit under this Plan or exercising his or her rights under ERISA.
13.3 Enforce Participant Rights. Under ERISA, there are steps a Participant can take to enforce his or her rights under the Plan. For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. In addition, the Participant may file suit in a state or federal court. If a Participant is discriminated against for asserting his or her rights under the Plan, Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds that the claim was frivolous.
13.4 Assistance With Questions About Plan Benefits. If Participants have any questions about this Plan, they should contact the Plan Administrator. If Participants have any questions about this statement or about their rights under ERISA, or they need assistance in obtaining documents from the Plan Administrator, they should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Article 14. Miscellaneous Provisions
14.1 Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
14.2 No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law (except as set forth in Section 14.3), including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 14.2 shall be void.
14.3 Payment to Estate, Guardian or Fiduciary. The Executive Continuity Benefits payable to a Participant pursuant to this Plan, if the Participant subsequently dies or becomes disabled before payment is completed shall be payable to the Participant’s estate or to his or her guardian or other fiduciary, respectively. If the Participant’s death or disability occurs after he or she is or becomes entitled to any benefits hereunder then the Participant’s estate, guardian or fiduciary shall have the right to accept and obtain all of the Participants rights hereunder. If the Participant has filed the notice of Constructive Termination pursuant to Section 11.3, then the Company must respond to the Participant’s estate, guardian or other fiduciary, as the case may be, in lieu of the Participant, within forty-five (45) days after receipt of the Participant’s claim. If the Participant’s death or disability occurs (i) within the sixty (60) day period for the Participant to give notice of Constructive Termination under Section 11.3, or (ii) after the Participant’s termination for other than Cause or voluntary termination of employment by Participant (other than a Constructive Termination), then the Participant’s estate, guardian or other fiduciary shall have ninety (90) days after the Participant’s death or disability, as the case may be, to give any written notice to the Company required hereunder. In either case of Constructive Termination, the procedures of Section 11.3 shall apply with the estate, guardian or other fiduciary acting for the Participant with respect to the claim of Constructive Termination.
14.4 Participant's Cooperation. The Participant shall cooperate with the Company by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder and taking such other actions as may be requested by the Plan Administrator.
14.5 Confidentiality. Participant shall keep the terms of the Plan and the Agreement Regarding Executive Continuity Benefits confidential and shall not disclose or characterize any of the terms to anyone (except as may be required by law) other than to members of his or her immediate family, his or her attorney, and persons assisting him or her in financial planning or income tax preparation, provided that Participant shall require these people to keep such information confidential.
14.6 ERISA Plan. The Plan is intended to be an unfunded program maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA.
14.7 Captions. The captions of the sections and subsections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
14.8 Governing Law. This Plan shall be administered in the United States of America, and its validity, construction, and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by ERISA, without regard to its choice of law provisions.
14.9    Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code or an exemption thereunder. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of any Participant). Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s termination of employment (or the Participant’s death, if earlier).

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan on this ___ day of ____________, 2013.
T-MOBILE US, INC.

By: _______________________________________________

Its: _______________________________________________